Exhibit 10.10

15th March, 2006

Sociedade de Jogos de Macau, S.A.

Avenida de Lisboa, Hotel Lisboa, 9th Floor

Macau

Dear Sirs,

Agreement in relation to the

Mocha Slot Service Arrangement

Please be informed that Publishing and Broadcasting Limited (“PBL”) has recently entered into an agreement with Wynn Resorts (Macau) S.A. (“Wynn”) pursuant to which a wholly-owned subsidiary of PBL, which being a company under incorporation in Macau (“PBL Macau”) will, subject to the approval from the Macau Government, acquire from Wynn a Gaming Subconcession for carrying out gaming business in Macau and upon obtaining of such Gaming Subconcession, our company (“Melco”), which being the existing holding company of Mocha Slot Group Limited (“Mocha Slot”) and Mocha Slot Management Limited (“Mocha Management “), will subscribe for 40% effective equity interests in PBL Macau.

By referring to :

(1)	the six existing service agreements entered into between Mocha Management and your company (“SJM”) in relation to the provision of slot machines and various auxiliary services by Mocha Management to your slot halls under the brandname of “Mocha Slot” (collectively “Service Agreements”) respectively located at Hotel Royal, Kingsway Commercial Centre, San Kin Yip Building (also known as Casino Kam Pek), Hotel Taipa Square, Hotel Taipa and Hotel Sintra together another originally planned slot hall at Master Hotel (in respect of which no service agreement has been executed yet) (collectively “Venues”); and

(2)	the underlying tenancy/ sub-tenancy agreements entered into between SJM (as tenant, or as the case may be, sub-tenant) and the respective landlords (or, as the case may be, tenants under the head-leases) of the Venues, we write to confirm the following agreements have been reached between Melco, Mocha Slot, Mocha Management and SJM:

(a)

in order to facilitate Mocha Management to maintain continuation of the slot business operations at the Venues (other than the slot hall at San Kin Yip Building, which will be subject to such arrangement as mentioned in paragraph (f) below) after PBL Macau has obtained the Gaming Subconcession, both Mocha Management and SJM will amicably terminate the Service

Agreements on the date upon which PBL Macau has obtained the Gaming Subconcession provided that notwithstanding anything to the contrary contained herein, if requested by Mocha Management and for so long as Melco has not actually become a shareholder of PBL Macau and the Macau Government has not raised any objection to the continuation of the Service Agreements, SJM shall defer the effective termination date of the Service Agreements to a later date (which such date to be notified by Melco or Mocha Management to SJM by separate written notice) upon which :

(i)	the Macau Government has granted the pre-approval for Mocha Management to enter into similar service agreements with PBL Macau (if such pre-approval has not been granted by the Macau Government at the same of time of the grant of Gaming Subconcession to PBL Macau); and

(ii)	Mocha Management is ready to sign such similar service agreements with PBL Macau.

In respect of the termination of the Service Agreements, each of Mocha Management and SJM has agreed to waive all claims, rights and compensation, if any, against the other (save and except for claim(s) in relation to any antecedent breach of any of the Service Agreements).

(b)	In respect of the termination notice, it is agreed between Mocha Management and SJM that, subject to the approval of the Macau Government , the six month notice period as stipulated in the Service Agreements be waived provided that if the Macau Government refuses to grant such approval, then :

(i)	this letter agreement shall be deemed as a mutual termination notice of the Service Agreements by each of Mocha Management and SJM to the other; and

(ii)	the effective termination date of the Service Agreements shall be the day immediately after the expiration of the six month notice period from the date hereof if the obtaining of the Gaming Subconcession by PBL Macau and the grant of the pre-approval by the Macau Government for Mocha Management to enter into similar service agreements with PBL Macau, have occurred and taken place during the said six month period, or

(iii)	the effective termination date of the Service Agreements shall be the actual date upon which PBL Macau has obtained the Gaming Subconcession (which such date may fall on any day after the said six month period) if, for whatever reasons, PBL Macau fails to obtain the Gaming Subconcession within the said six month period provided always that if requested by Mocha Management and for so long as Melco has not actually become a shareholder of PBL Macau and the Macau Government has not raised any objection to the continuation of the Service Agreements, SJM shall defer the effective termination date of the Service Agreements to a later date as contemplated in the proviso to paragraph (a) above.

(c)	SJM will amicably terminate all sub-leases entered into between it (as sub-tenant) and Mocha Slot (which being the immediate holding company of Mocha Management ) (as tenant under the relevant head-leases) in respect of the three slot halls respectively located at Hotel Royal, Kingsway Commercial Centre and Hotel Taipa Square upon the effective termination date of the Service Agreements and in respect of the termination of such sub-leases, each of Mocha Slot and SJM has agreed to waive all claims, rights and compensation, if any, against the other (save and except for claim(s) in relation to any antecedent breach of any of such sub-leases);

(d)	subject to the obtaining of the relevant landlords’ consents as mentioned in paragraph (e) below and the execution of the formal written assignments, SJM will assign its tenant’s rights and obligations under the respective tenancy agreements in respect of the three slot halls located at Hotel Taipa, Hotel Sintra and Master Hotel to PBL Macau (as tenant) upon the effective termination date of the Service Agreements;

(e)	both Mocha Management and SJM acknowledge that the assignments of the leases by SJM mentioned in paragraph (d) above are subject to the consent of the respective landlords and in this respect, Mocha Management shall be responsible for obtaining such consent(s) provided that :

(i)	if requested by Mocha Management, SJM shall provide all necessary assistances to Mocha Management, including but not limited to the participation in any negotiation with the relevant landlords, for obtaining such consent(s); and

(ii)	Mocha Management shall reimburse and pay SJM for all reasonable out of pocket expenses incurred in connection with the provision of such assistances;

(f)	in consideration of the performance of its obligations by SJM hereunder, upon the effective termination date of the Service Agreements, Mocha Slot shall early terminate and surrender the lease of the slot hall located at San Kin Yip Building (the “Premises”) provided that :

(i)	upon the said termination of the lease, Mocha Slot shall have the sole discretion to determine whether or not to reinstate any or all alterations and remove any or all additions decoration or partition so erected or installed at the Premises (collectively “Reinstatement”) and Mocha Slot shall be entitled to remove all its properties and assets, including but not limited to, the electronic gaming machines, signage and equipment from the Premises (collectively “Properties Removal”);

(ii)

SJM shall be responsible, at its own costs, for procuring the consent or approval, of the landlord of the Premises, namely Bright Super International Limited, its successors or assigns (collectively “Bright Super”) for the early termination and surrender of the lease by Mocha Slot without compensation and in this respect, SJM shall give an undertaking to Bright Super to settle in full any claims by Bright Super resulting from the early termination of the lease as principal obligor in lieu of Mocha Slot; and

(iii)	SJM shall indemnify and keep Mocha Slot, Melco, Mocha Management and their respective directors and employees harmless from and against all costs, claims, demands, liabilities, expenses, damages, losses (including but not limited to the losses in relation to any forfeiture of rental deposit by Bright Super for such early termination of the lease) which Mocha Slot, Melco or Mocha Management may incur or suffer as a result of any claims made by the relevant landlord, namely Bright Supper, against Mocha Slot for such earlier termination and surrender of the lease, the Properties Removal and/ or any performance or non-performance of the Reinstatement;

(g)	unless and until the effective termination date of the Service Agreements, the terms of the Service Agreements shall remain valid, effective and binding on both Mocha Management and SJM and each of them shall continue to comply with the terms thereof for maintaining the status quo of the existing slot business operation at the Venues (other than the unopened slot hall at Master Hotel);

(h)	unless and until the effective termination/ assignment of the relevant leases or sub-leases of the Venues as mentioned above :

(i)	the relevant leases or sub-leases shall remain valid, effective and binding on the relevant parties and the relevant parties to such leases or sub-leases shall continue to comply with the terms thereof; and

(ii)	each relevant party to the said lease(s) or sub-lease(s) (the “defaulting party”) shall indemnify and keep the other relevant party (the “non-defaulting party”) harmless from and against all costs, claims, demands, liabilities, expenses, damages, losses which the non-defaulting party may incur or suffer as a result of the breach of the terms of the relevant lease(s) or sub-lease(s) by the defaulting party and any third party’s claims relating to such breach.

(i)	each of Melco (if applicable), Mocha Slot, Mocha Management and SJM will execute all documents, do all things and take all steps as may be necessary or legally required to give effect to the undertakings and obligations of the respective parties as set out in the foregoing paragraphs;

(j)	each of Melco and SJM shall bear its own legal cost, any government levies (including but not limited to stamp duty) and registration fee (if applicable) (collectively “Costs and Expenses”) for preparation and execution of this letter agreement and it is further agreed that all Costs and Expenses, if any:

(i)	in relation to the termination of the Service Agreements as mentioned in paragraph (a) above, shall be borne equally by Mocha Management and SJM;

(ii)	in relation to the termination of the relevant sub-leases as mentioned in paragraph (c) above, shall be borne equally by Mocha Slot and SJM;

(iii)	in relation to the assignment of leases as mentioned in paragraph (d) above, shall be borne solely by Melco/ Mocha Slot or Mocha Management; and

(iv)	in relation to the early termination and surrender of the lease of the Premises by Mocha Slot as mentioned in paragraph (f) above, shall be borne solely by SJM.

(k)	if required, each of Mocha Management and SJM shall, as soon as reasonably practicable after the date hereof, notify the Macau Government about the agreements reached by the relevant parties hereunder and seek its consent on the waiver of the six month notice period as mentioned in paragraph (a) above and to act in compliance with the instructions or rulings, if any, that may be made by the Macau Government in connection with the termination of the Service Agreements.

(l)	all parties hereto agree that this letter agreement shall be governed by and construed in accordance with the laws in effect in the Macau SAR and the parties hereto submit to the jurisdiction of the courts of the Macau SAR.

Please confirm your agreement to the above by signing on this letter.

Yours faithfully, For and on behalf of	For and on behalf of

/s/ /s/	/s/ /s/
Melco International Development Limited	Mocha Slot Group Limited

For and on behalf of

/s/ /s/
Mocha Slot Management Limited

We confirm our agreement to the terms and conditions set forth in this letter agreement.

For and on behalf of Sociedade de Jogos de Macau, S.A.

/s/ /s/